     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 22, 2025, with respect to the financial statements and financial highlights of Insured Municipals Income Trust, Series 696 (included in Invesco Unit Trusts, Municipal Series 1303) contained in this Post-Effective Amendment No. 8 to the Registration Statement on Form S-6 and related Prospectus.

     We consent to the use of the aforementioned report in the Post-Effective Amendment and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
December 22, 2025